Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE	January 27, 2005

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE
FOURTH QUARTER AND FOR THE FISCAL YEAR 2004

— Net Earnings for 2004 Totaled $36.4 million, Up 13% Over 2003—

— 2004 Diluted EPS of $2.27 per Share, Up 12% Over 2003 —

— Net Interest Margin for 2004 is 5.58%, an Increase of 34 Basis Points Over 2003 —

— Organic Loan Growth was $312.5 Million for Fiscal 2004 —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the year ended December 31, 2004, of $36.4 million, or $2.27 per diluted share, compared to net earnings of $32.1 million, or $2.02 per diluted share, for 2003.  Factors contributing to the earnings increase included organic loan growth of $312.5 million, a 34 basis point increase in the net interest margin to 5.58% for the year, and assets of $253 million added through acquisitions closed in 2004.

Fourth quarter 2004 net earnings were $10.4 million, or $0.65 per diluted share, compared to fourth quarter 2003 net earnings of $8.4 million, or $0.53 per diluted share.  Fourth quarter earnings were fueled by loan growth of $62.5 million and an increase in the net interest margin to 5.84% for the fourth quarter of 2004 compared to 5.65% for the third quarter of 2004.

The comparability of financial information is also affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  Verdugo Banking Company was acquired in August 2003, First Community Financial Corporation, or FC Financial, was acquired in March 2004, and Harbor National Bank, or Harbor, was acquired in April 2004.

HIGHLIGHTS FOR THE FOURTH QUARTER OF AND FISCAL 2004

	Fourth Quarter 2004	Fiscal 2004
Net income increase over prior period in 2003	23.8%	13.4%
Diluted EPS increase over prior period in 2003	22.6%	12.4%
Organic loan growth	$62.5 million	$312.5 million
Net interest margin	5.84%	5.58%
Average deposit cost	0.33%	0.33%
Noninterest bearing deposits to total deposits at period end (1)	46%	46%
Nonaccrual loans to net loans at period end	0.42%	0.42%

(1) For purposes of calculating this ratio, period end deposits exclude a short-term $365 million interest-bearing deposit received on December 31, 2004.

Matt Wagner, President and Chief Executive Officer, stated, “We had a terrific 2004, and are very pleased with our fourth quarter and full year results.  Net income and earnings per share reached record levels, driven by our organic loan growth and our high level of credit quality.  The acquisitions of FC Financial and Harbor National Bank earlier in the year were accretive and also contributed to our growth.  We will continue to focus on existing and new customers, and developing relationships that bring us quality loans and deposits.”

Mr. Wagner continued, “Our pricing discipline on both loans and deposits was key to the increase in our net interest margin.  We met our loan growth goals despite competitive pressures to accept lower interest rates and to loosen underwriting standards.  I believe these accomplishments highlight the unique ability of First Community to stimulate growth while maintaining our pricing and credit standards.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Fourth quarter trends were very positive, and we hope to continue to build on the loan growth momentum we experienced in 2004 and to preserve or increase our net interest margin in 2005.  Our net interest margin increased 19 basis points during the quarter, driven by a 15 basis point increase in our loan yield to 7.06%.  We increased certain deposit rates in response to market pressures, although we maintained our disciplined pricing policy.  Our company remains asset sensitive, positioning us well for further increases in market interest rates.”

YEAR TO DATE RESULTS

	Year Ended December 31,
Dollars in millions, except per share data	2004	2003	% Change

Diluted Earnings per Share	$2.27	$2.02	12.4%
Net Earnings	$36.36	$32.06	13.4%
Return on Average Assets (“ROA”)	1.35%	1.41%	-4.3%
Return on Average Equity (“ROE”)	10.4%	9.8%	6.1%
Efficiency Ratio	57.1%	54.8%	4.2%

Net income in 2004 included a gain on sale of an acquired charged-off loan, additional performance stock amortization due to earlier-than-originally-expected vesting, and settlement of a deferred compensation arrangement which when taken together reduced net income by $421,000, or $0.03 per diluted share.  There were no similar items in 2003.  Net income in 2003 included an insurance settlement, gain on sale of securities, and gain on sale of other real estate owned totaling $1.7 million after tax, or $0.11 per diluted share.  There were no such items in 2004.

Comparisons of net earnings, ROA and ROE for the year ended December 31, 2004, and 2003 are also affected by loan growth and our 2003 and 2004 acquisitions.

FOURTH QUARTER RESULTS

Dollars in millions, except per share data	Fourth Quarter 2004	Third Quarter 2004	% Change	Fourth Quarter 2003	% Change

Diluted Earnings per Share	$0.65	$0.60	8.3%	$0.53	22.6%
Net Earnings	$10.45	$9.58	9.1%	$8.44	23.8%
ROA	1.47%	1.37%	7.3%	1.36%	8.1%
ROE	11.4%	10.8%	5.6%	10.1%	12.9%
Efficiency Ratio	56.8%	55.9%	1.6%	53.9%	5.4%

The increases in net earnings, ROA, and ROE for the fourth quarter of 2004 compared to the third quarter of 2004 were due to our loan growth.  The increases in net earnings, ROA, and ROE for the fourth quarter of 2004 compared to the fourth quarter of 2003 were due to both our loan growth and acquisitions.

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs increased $522.3 million to $2.1 billion at December 31, 2004, from $1.6 billion at December 31, 2003.  Such loan growth is composed of organic growth of $312.5 million and loans acquired in acquisitions of $209.8 million.  Fourth quarter 2004 loan growth was $62.5 million, compared to $105.6 million, $100.7 million and $43.7 million for the third, second and first quarters of 2004.  Deposits increased $482.7 million from year end 2003 to $2.4 billion at December 31, 2004.  Included in the 2004 balance is a short-term $365 million interest-bearing deposit received on December 31, 2004, which has since been drawn down substantially by the customer.  Excluding the $365 million deposit, deposit balances increased $117.7 million during 2004, reflecting the deposits from the Harbor acquisition of $156.8 million offset by planned run-off of acquired higher-costing deposits and the strong growth in demand deposits.  During 2004, demand deposits increased $127.4 million, including $60.8 million from the Harbor acquisition.  After excluding the $365 million deposit from the year-end 2004 balance, interest-bearing deposits decreased $9.6 million.  Demand deposits represented 46% of total deposits at December 31, 2004, after deducting the short-term $365 million interest-bearing deposit from our total deposits.

We increased our borrowings by $36.3 million since year-end 2003 to meet loan demand.  In early February 2004, we issued $60.0 million in trust preferred securities used to fund the FC Financial and Harbor acquisitions, thereby adding $61.9 million in subordinated debentures.  Following the acquisition of FC Financial, we repaid $60.7 million of FC Financial debt from the proceeds of sales of investment securities.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased $25.5 million, or 25.4%, for the year ended December 31, 2004, when compared to 2003.  This growth was the result of the $339.7 million increase in average earning assets during 2004 which was fueled by loan growth and acquisitions.  The yield on average earning assets increased to 6.22% for the year ended December 31, 2004, from 5.90% for 2003 due mainly to a change in the mix of earning assets.  Average loans represented 84% of average earning assets for 2004 compared to 78% for 2003.  The cost of our interest-bearing liabilities declined to 1.05% for the year ended December 31, 2004, from 1.06% for 2003.  The increase in the dollar amount of interest expense in 2004 over 2003 was due to increased borrowings, including subordinated debentures, used to fund loan growth and acquisitions.

Net interest income increased 32.3% to $34.8 million for the fourth quarter of 2004, compared to $26.3 million for the same period of 2003.  The year-over-year increase was driven by increased interest income from earning asset growth and improved net interest margin.  Interest expense on borrowed funds, including subordinated debentures, increased $1.4 million for the fourth quarter of 2004 when compared to the same period of 2003, due to increased average borrowings, including subordinated debentures, used to fund loan growth and acquisitions.

NET INTEREST MARGIN CONTINUES TO EXPAND

Our net interest margin increased to 5.58% for 2004 compared to 5.24% for 2003.  The increase was driven by higher average loan balances during 2004.  Higher average loan balances were the principal reason behind the increase in interest income in 2004 of $27.3 million and the increase in net interest income of $25.5 million.  The total cost of interest-bearing liabilities declined 1 basis point during 2004 to 1.05% as borrowings and subordinated debentures represented a higher proportion of interest-bearing liabilities in 2004 compared to 2003.  The increased borrowings and subordinated debentures were used to fund loan growth and acquisitions.  The average cost of deposits declined to 0.33% for

2004 from 0.51% for 2003 consistent with our focus on demand deposits and our pricing strategy on interest-bearing deposits.

The Company’s net interest margin for the fourth quarter of 2004 was 5.84%, an increase of 78 basis points when compared to the same period of 2003 and an increase of 19 basis points when compared to the third quarter of 2004.  Yields on average earning assets were 6.54% and 5.63% for the fourth quarters of 2004 and 2003, respectively, and 6.28% for the third quarter of 2004.  The increases in the yield on average earning assets and the increases in the net interest margin are attributable to loan growth.  The increase in the net interest margin in the fourth quarter of 2004 over the third quarter of 2004 is due to higher loan balances offset by higher balances of borrowed funds.  The average cost of deposits was 0.33% for the fourth quarter of 2004 compared to 0.40% and 0.31% for the fourth quarter of 2003 and the third quarter of 2004.  The overall cost of interest-bearing liabilities increased to 1.16% for the fourth quarter of 2004 compared to 0.93% for the same period of 2003 and increased from 1.04% for the third quarter of 2004.  These increases are primarily attributable to the increased balances for borrowed funds.

NONINTEREST INCOME ITEMS

Noninterest income was $16.9 million in 2004 compared to $19.5 million in 2003.  The amount for 2003 included an insurance settlement, gain on sale of securities, and gain on sale of other real estate owned totaling $2.9 million ($1.7 million after tax).  Although there were no similar amounts in 2004 other than the $6,000 loss on sale of securities, the 2004 amount included a gain on sale of an acquired charged-off loan of $975,000 ($566,000 after tax).  Service charges and fees on deposit accounts declined because of increased earnings credits tied to market interest rates and changes in certain pricing structures.

Noninterest income for the fourth quarter of 2004 totaled $4.7 million compared to $4.1 million for the third quarter of 2004 and $4.4 million for the fourth quarter of 2003.  Noninterest income for the fourth quarter of 2004 included the gain on sale of the acquired charged-off loan referred to above.

NONINTEREST EXPENSE CONSISTENT WITH BALANCE SHEET GROWTH

Noninterest expense increased to $81.5 million for 2004 from $65.6 million for 2003.  Noninterest expense for the fourth quarter of 2004 totaled $22.4 million compared to $20.9 million in the third quarter of 2004 and $16.6 million in the fourth quarter of 2003.  These increases are the result of the two acquisitions consummated early in 2004 and increased compensation expense and professional fees.

We acquired FC Financial in March 2004 and Harbor in April 2004.  Operating results of these two entities are included with ours from the dates of acquisition, and all categories of noninterest expense are impacted.

The increased compensation expense for 2004 compared to 2003 is largely the result of an increased number of employees due to acquisitions, staff additions to support expanded

lending activity, and the amortization of restricted and performance stock awarded after June 30, 2003.   Our performance stock amortization expense is affected by estimated vesting dates for such awards.  We currently estimate that of the 255,000 shares of performance stock awarded in 2003, 127,500 shares will vest during the first quarter of 2005.  We have, therefore, fully amortized these awards during 2004.  Of the remaining 127,500 shares of performance stock, we estimate that 63,750 performance shares will vest during the first quarter of 2006 and 63,750 will vest during the first quarter of 2007.  These estimates are, however, subject to change based on progress toward achieving the underlying performance targets.

Compensation expense also increased due to settlement of a deferred compensation arrangement and additional performance stock amortization related to the performance stock awards estimated to vest earlier-than-originally expected.  Professional fees increased in 2004 when compared to 2003 due to expenditures for compliance with the Sarbanes-Oxley Act and legal fees related to certain outstanding litigation.  A summary of these noninterest expense items follows:

	Fourth Quarter 2004	Fiscal 2004
Additional performance stock amortization related to awards estimated to vest in 2006 and 2007	$1,184,000	$1,184,000

Settlement of deferred compensation arrangement	220,000	516,000

Legal fees related to certain outstanding litigation	508,000	648,000

Sarbanes-Oxley Act compliance	360,000	620,000

Noninterest expense includes the following noncash item for the periods indicated:

	Fourth Quarter 2004	Fourth Quarter 2003	Fiscal 2004	Fiscal 2003
Intangible asset amortization	$837,000	$722,000	$3,253,000	$2,529,000
Restricted and performance stock amortization	3,109,000	560,000	7,518,000	1,006,000
Total	$3,946,000	$1,282,000	$10,771,000	$3,535,000

For 2005, intangible asset amortization is estimated to be $3.3 million and restricted and performance stock award amortization is estimated to be $4.5 million.  These estimates are, however, subject to change.

INCOME TAXES

Our effective income tax rate was 40% for both calendar 2004 and 2003, and 39% for the fourth quarter of 2004.  During the fourth quarter, we completed an analysis of income from certain loans and recorded an enterprise zone state tax credit of $373,000.

CREDIT QUALITY REMAINS STRONG

The provision for loan losses was $465,000 in 2004 compared to $300,000 in 2003.  Although credit quality measures continued to improve during 2004, the provision reflects increased loan balances.

The ratio of nonaccrual loans to loans, net of deferred fees and costs, declined to 0.42% at December 31, 2004, from 0.46% at December 31, 2003, and increased from 0.32% at September 30, 2004.  Nonaccrual loans were $8.9 million at December 31, 2004, compared to $7.4 million at December 31, 2003, and $6.7 million at September 30, 2004.  The increase in nonaccrual loans from September 30, 2004, resulted from two loans, a $1.1 million construction loan and a $1.5 million commercial loan, becoming past due more than 90 days.

At December 31, 2004, we reclassified a portion of our allowance for loan losses to a reserve for unfunded loan commitments included within accrued interest payable and other liabilities.  At December 31, 2004, the allowance for loan losses was $26.7 million and the reserve for unfunded loan commitments was $2.8 million.  Our allowance for loan loss methodology has consistently included an allocation of the allowance to unfunded loan commitments, and we expect such methodology to remain in effect.  The accompanying December 31, 2003, balance sheet and the accompanying allowance for loan loss tables include the reclassification to conform to the presentation we adopted as of December 31, 2004.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at December 31, 2004.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific Western	First National	Consolidated Company
Tier 1 leverage capital ratio	9.41%	9.68%	9.56%
Tier 1 risk-based capital ratio	9.46%	10.12%	9.72%
Total risked-based capital ratio	10.42%	11.37%	10.88%

We have issued and have outstanding trust preferred securities totaling $118.0 million which is treated as regulatory capital for purposes of determining the Company’s Tier I capital ratios.  The Board of Governors of the Federal Reserve System, which is the Company’s banking regulator, has proposed to modify its rule on the amount of trust preferred securities that may be included in regulatory capital.  As the final ruling has not been issued, it is not possible to estimate the effect, if any, such final rule would have on the Company’s Tier I regulatory capital.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.0 billion in assets as of December 31, 2004, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the Banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q filed by the Company with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(Dollars in thousands, except per share data)
Assets:
Cash and due from banks	$72,581	$101,968
Federal funds sold	246,700	2,600
Total cash and cash equivalents	319,281	104,568

Interest-bearing deposits in financial institutions	702	311

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	24,112	14,662
Securities available-for-sale	245,395	417,656
Total securities	269,507	432,318

Gross loans	2,125,314	1,600,606
Deferred fees and costs	(7,143)	(4,769)
Loans, net of deferred fees and costs	2,118,171	1,595,837
Allowance for loan losses (1)	(26,682)	(24,152)
Net loans	2,091,489	1,571,685
Premises and equipment, net	14,919	14,004
Intangible assets	256,955	221,956
Cash surrender value of life insurance	52,283	50,287
Other assets	41,718	33,231
Total Assets	$3,046,854	$2,428,360

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$941,716	$814,365
Interest-bearing deposits	1,490,674	1,135,304
Total deposits	2,432,390	1,949,669

Accrued interest payable and other liabilities	28,934	27,630
Borrowings	90,000	53,700
Subordinated debentures	121,654	59,798
Total Liabilities	2,672,978	2,090,797

Shareholders’ Equity:
Common stock	318,880	308,336
Retained earnings	67,911	44,706
Unearned equity compensation	(11,445)	(13,811)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(1,470)	(1,668)
Total Shareholders’ Equity	373,876	337,563
Total Liabilities and Shareholders’ Equity	$3,046,854	$2,428,360

Shares outstanding (includes 585,416 shares at December 31, 2004, and 460,000 shares at December 31, 2003, underlying restricted stock awards)	16,267,862	15,893,141
Book value per share	$22.98	$21.24

(1)          As of December 31, 2004, the company reclassified the reserve for unfunded loan commitments from the allowance for loan losses to other liabilities.  Prior period amounts have been reclassified to conform to this presentation.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$36,839	$25,733	$130,175	$101,879
Interest on interest-bearing deposits in financial institutions	5	1	34	12
Interest on investment securities	2,055	3,399	9,584	10,272
Interest on federal funds sold	74	141	354	718
Total interest income	38,973	29,274	140,147	112,881
Interest expense:
Interest expense on deposits	1,813	2,021	7,124	9,579
Interest expense on borrowings	593	69	1,144	156
Interest expense on subordinated debentures	1,762	874	6,149	2,912
Total interest expense	4,168	2,964	14,417	12,647
Net interest income	34,805	26,310	125,730	100,234
Provision for credit losses	—	—	465	300
Net interest income after provision for loan losses	34,805	26,310	125,265	99,934
Noninterest income:
Service charges and fees on deposit accounts	1,837	2,362	8,298	8,994
Other commissions and fees	902	939	3,690	3,652
Gain on sale of loans	1,265	192	1,804	913
Gain on sale of securities	(36)	—	(6)	1,756
Gain on sale of other real estate owned	—	—	—	340
Increase in cash surrender value of life insurance	444	518	1,898	1,863
Other income	267	368	1,230	1,938
Total noninterest income	4,679	4,379	16,914	19,456
Noninterest expense:
Compensation	12,758	8,266	45,220	32,407
Occupancy	2,629	2,407	10,458	9,411
Furniture and equipment	704	853	2,923	3,257
Data processing	1,264	1,199	4,476	4,864
Other professional services	1,592	388	4,126	2,210
Business development	300	273	1,251	1,010
Communications	492	524	2,009	2,196
Insurance and assessments	426	370	1,647	1,507
Cost of real estate owned	—	—	—	168
Intangible asset amortization	837	722	3,253	2,529
Other	1,426	1,548	6,157	6,080
Total noninterest expense	22,428	16,550	81,520	65,639
Earnings before income taxes	17,056	14,139	60,659	53,751
Income taxes	6,607	5,701	24,296	21,696
Net earnings	$10,449	$8,438	$36,363	$32,055
Per share information:
Number of shares (weighted average)
Basic	15,603.0	15,425.0	15,520.7	15,382.1
Diluted	16,071.6	15,995.4	15,987.1	15,868.4
Net earnings per share
Basic	$0.67	$0.55	$2.34	$2.08
Diluted	$0.65	$0.53	$2.27	$2.02

UNAUDITED AVERAGE BALANCE SHEETS

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$2,075,962	$1,564,686	$1,897,755	$1,493,211
Investment securities	278,592	438,318	324,156	349,837
Federal funds sold	14,892	57,772	29,206	68,742
Interest-bearing deposits in financial institutions	929	385	1,560	1,168
Average earning assets	2,370,375	2,061,161	2,252,677	1,912,958
Other assets	449,449	393,441	437,893	366,785
Average total assets	$2,819,824	$2,454,602	$2,690,570	$2,279,743

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$987,467	$820,620	$933,418	$733,536
Interest-bearing deposits	1,195,760	1,196,262	1,194,167	1,138,374
Average deposits	2,183,227	2,016,882	2,127,585	1,871,910
Other interest-bearing liabilities	228,507	68,314	172,459	51,967
Other liabilities	43,403	36,448	39,608	30,145
Average liabilities	2,455,137	2,125,644	2,339,652	1,954,022
Average equity	364,687	332,958	350,918	325,721
Average liabilities and shareholders’ equity	$2,819,824	$2,454,602	$2,690,570	$2,279,743

Yield Analysis:
Average earning assets	$2,370,375	$2,061,161	$2,252,677	$1,912,958
Yield	6.54%	5.63%	6.22%	5.90%
Average interest-bearing deposits	$1,195,760	$1,196,262	$1,194,167	$1,138,374
Cost	0.60%	0.67%	0.60%	0.84%
Average deposits	$2,183,227	$2,016,882	$2,127,585	$1,871,910
Cost	0.33%	0.40%	0.33%	0.51%
Average interest-bearing liabilities	$1,424,267	$1,264,576	$1,366,626	$1,190,341
Cost	1.16%	0.93%	1.05%	1.06%

Interest spread	5.38%	4.70%	5.17%	4.84%
Net interest margin	5.84%	5.06%	5.58%	5.24%

Average interest sensitive liabilities	$2,411,734	$2,085,196	$2,300,044	$1,923,877
Cost	0.69%	0.56%	0.63%	0.66%

LOAN CONCENTRATION

	As of the Dates Indicated
	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$604,995	$571,271	$542,052	$494,394	$426,796
Real estate-construction	410,167	436,232	429,652	358,212	347,321
Commercial real estate-mortgage	967,270	914,775	855,447	749,875	712,390
Consumer	42,723	44,325	41,087	31,503	31,383
Foreign:
Commercial	88,428	82,740	74,191	71,993	67,821
Other	11,731	13,294	14,355	15,553	14,895
Gross Loans	2,125,314	2,062,637	1,956,784	1,721,530	1,600,606
Less deferred fees and costs	(7,143)	(6,936)	(6,683)	(5,925)	(4,769)
Less allowance for loan losses (a)	(26,682)	(26,620)	(27,619)	(25,368)	(24,152)
Total Loans	$2,091,489	$2,029,081	$1,922,482	$1,690,237	$1,571,685

CREDIT QUALITY MEASURES (a)

	As of or For the Periods Ended
	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans and leases	8,911	6,674	8,559	7,678	7,411
Other real estate owned	—	—	—	—	—
Nonperforming assets	$8,911	$6,674	$8,559	$7,678	$7,411

Impaired loans, gross	$8,911	$6,674	$8,559	$7,678	$7,411
Allocated allowance for loan losses	(561)	(1,100)	(1,772)	(1,668)	(2,267)
Net investment in impaired loans	$8,350	$5,574	$6,787	$6,010	$5,144

Charged-off loans year-to-date	$(3,607)	$(3,440)	$(1,794)	$(1,525)	$(4,476)
Recoveries year-to-date	2,078	1,754	1,372	573	3,005
Net charge-offs	$(1,529)	$(1,686)	$(422)	$(952)	$(1,471)

Allowance for loan losses to loans, net of deferred fees and costs (a)	1.26%	1.29%	1.42%	1.48%	1.51%
Allowance for total credit losses to loans, net of deferred fees and costs (b)	1.39%	1.43%	1.56%	1.64%	1.61%
Allowance for loan losses to nonaccrual loans and leases (a)	299.4%	398.9%	322.7%	330.4%	325.9%
Allowance for total credit losses to nonaccrual loans and leases (b)	331.1%	439.8%	354.6%	365.4%	347.5%
Allowance for loan losses to nonperforming assets (a)	299.4%	398.9%	322.7%	330.4%	325.9%
Allowance for total credit losses to nonperforming assets (b)	331.1%	439.8%	354.6%	365.4%	347.5%
Nonperforming assets to loans and OREO	0.42%	0.32%	0.44%	0.45%	0.46%
Annualized net charge-offs to average loans	(0.08)%	(0.12)%	(0.05)%	(0.24)%	(0.10)%
Nonaccrual loans to loans, net of deferred fees and costs	0.42%	0.32%	0.44%	0.45%	0.46%

ALLOWANCE FOR LOAN LOSSES (a)

	For the Periods Ended
	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03
	(Dollars in thousands)

Balance at beginning of period	$24,152	$24,152	$24,152	$24,152	$23,234
Loans charged-off:
Commercial	(2,830)	(2,788)	(1,218)	(1,013)	(3,331)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(128)	(37)	(30)	—	—
Consumer	(305)	(271)	(202)	(171)	(1,145)
Foreign	(344)	(344)	(344)	(341)	—
Total loans charged-off	(3,607)	(3,440)	(1,794)	(1,525)	(4,476)

Recoveries on loans charged-off:
Commercial	1,653	1,435	1,149	461	2,453
Real estate – construction	—	—	—	—	—
Real estate – mortgage	64	56	45	5	84
Consumer	311	229	163	92	468
Foreign	50	34	15	15	—
Total recoveries on loans charged-off	2,078	1,754	1,372	573	3,005
Net loans charged-off	(1,529)	(1,686)	(422)	(952)	(1,471)
Provision for credit losses (c)	438	533	268	68	(183)
Additions due to acquisitions	3,621	3,621	3,621	2,100	2,572
Balance at end of period	$26,682	$26,620	$27,619	$25,368	$24,152

RESERVE FOR UNFUNDED LOAN COMMITMENTS

	For the Periods Ended
	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03
	(Dollars in thousands)

Balance at beginning of period	$1,600	$1,600	$1,600	$1,600	$1,060
Provision (c)	27	(68)	(68)	(68)	483
Additions due to acquisitions	1,198	1,198	1,198	1,158	57
Balance at end of period	$2,825	$2,730	$2,730	$2,690	$1,600

(a)          As of December 31, 2004, the company reclassified the reserve for unfunded loan commitments from the allowance for loan losses to other liabilities.  Prior period amounts have been reclassified and the ratios have been revised to conform to this presentation.

(b)         The allowance for total credit losses represents the sum of the allowance for loan losses and the reserve for unfunded loan commitments.

(c)          Includes reclassification from (to) the reserve for unfunded loan commitments.